As filed with the Securities and Exchange Commission on January 29, 2015

Registration Nos. 333-114405; 333-117866; 333-127775;

333-142526; 333-148971; 333-157089; 333-164685

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-114405

Form S-8 Registration Statement No. 333-117866

Form S-8 Registration Statement No. 333-127775

Form S-8 Registration Statement No. 333-142526

Form S-8 Registration Statement No. 333-148971

Form S-8 Registration Statement No. 333-157089

Form S-8 Registration Statement No. 333-164685

UNDER

THE SECURITIES ACT OF 1933

BROADCOM CORPORATION

(Exact name of registrant as specified in its charter)

California	33-0480482
(State of Incorporation)	(I.R.S. Employer Identification No.)

5300 California Avenue

Irvine, California 92617

(Address of principal executive offices, including zip code)

Broadcom Corporation 1998 Stock Incentive Plan

Broadcom Corporation 1998 Employee Stock Purchase Plan

Broadcom Corporation 2007 International Employee Stock Purchase Plan

Sand Video, Inc. 2002 Stock Incentive Plan (as assumed by Broadcom Corporation)

Siliquent Technologies Inc. 2001 Omnibus Stock Option and Restricted Stock Incentive Plan (as assumed by Broadcom Corporation)

Zyray Wireless Inc. 2001 Equity Incentive Plan (as assumed by Broadcom Corporation)

Zyray Wireless Inc. 2004 Stock Option Plan (as assumed by Broadcom Corporation)

(Full title of the plan)

Arthur Chong, Esq.	Copy to:
Executive Vice President, General Counsel	Joseph M. Yaffe
and Secretary	Skadden, Arps, Slate, Meagher & Flom LLP
5300 California Avenue	525 University Avenue, Suite 1100
Irvine, California 92617	Palo Alto, California 94301
(949) 926-5000	(650) 470-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Broadcom Corporation (the “Company”) previously registered shares of the Company’s Class A common stock, $0.0001 par value per share under the following registration statements (the “Registration Statements”) concerning shares issuable or issued under certain employee benefit and equity plans and agreements. The Company is filing these post-effective amendments to the Registration Statements (“Post-Effective Amendments”) to deregister any securities registered and unsold under the Registration Statements and to terminate the Registration Statements. The approximate number of unsold shares is set forth below with respect to the Registration Statements under the column “approximate number of shares deregistered.” Such shares are being removed from registration and the Registration Statements are being terminated because such shares have either now expired, or been terminated, or because they are no longer available for issuance under the referenced plan.

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Number of Class A Shares Originally Registered[1]	Approximate Number of Shares Deregistered[2]
333-114405	4/12/2004	Sand Video, Inc. 2002 Stock Incentive Plan	322,472	21,205
333-117866	8/2/2004	Zyray Wireless Inc. 2001 Equity Incentive Plan	47,184	28,598
		Zyray Wireless Inc. 2004 Stock Option Plan	468,311	52,123
333-127775	8/23/2005	Broadcom Corporation 1998 Stock Incentive Plan	37,309,326	37,309,326
		Broadcom Corporation 1998 Employee Stock Purchase Plan	4,409,667	0
		Siliquent Technologies Inc. 2001 Omnibus Stock Option and Restricted Stock Incentive Plan	239,513	57,927
333-142526	5/1/2007	Broadcom Corporation 1998 Stock Incentive Plan	24,674,139	24,674,139
		Broadcom Corporation 1998 Employee Stock Purchase Plan	3,600,000	0
		Broadcom Corporation 2007 International Employee Stock Purchase Plan	900,000	0
333-148971	1/31/2008	Broadcom Corporation 1998 Stock Incentive Plan	24,176,632	24,176,632
		Broadcom Corporation 1998 Employee Stock Purchase Plan	4,029,439	0
		Broadcom Corporation 2007 International Employee Stock Purchase Plan	1,343,146	0
333-157089	2/4/2009	Broadcom Corporation 1998 Stock Incentive Plan	22,005,812	22,005,812
		Broadcom Corporation 1998 Employee Stock Purchase Plan	6,112,725	0
333-164685	2/3/2010	Broadcom Corporation 1998 Stock Incentive Plan	22,300,027	22,300,027
		Broadcom Corporation 1998 Employee Stock Purchase Plan	6,194,452	0

[1]	The number of shares originally registered have been adjusted to reflect (i) the two-for-one split on February 11, 2000; and (ii) the three-for-two stock split on February 21, 2006.
[2]	A “0” in this column indicates that all shares originally registered under the registration statement were issued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 29th day of January, 2015.

BROADCOM CORPORATION

By:	/S/ SCOTT A. MCGREGOR
Scott A. McGregor
President and Chief Executive Officer